Exhibit 10.1

June 30, 2022

Romolo C. Santarosa

Re: First Amendment to Amended and Restated Employment Agreement

Dear Mr. Santarosa:

This is to memorialize the FIRST AMENDMENT (the “First Amendment”) to your AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated February 26, 2020 (the “Agreement”) with Hanmi Financial Corporation, a Delaware corporation, and Hanmi Bank, a state-chartered bank incorporated under the laws of the State of California (together, the “Company”). It sets forth certain changes to the terms of your employment with the Company, effective as of close of business on the date set forth above (the “Effective Date”). Effective as of the Effective Date, this First Amendment supersedes and replaces those provisions in your Agreement set forth herein. The numbered paragraph set forth below corresponds to the same numbered paragraph set forth in your Agreement.

2.	Term of Your Employment.

Your employment under this Agreement shall be for a term commencing on the Effective Date and ending upon the earlier of (i) February 28, 2025 (the “End Date”), or (ii) the close of business on the effective date of termination of your employment pursuant to Section 5 (the “Term”). On the End Date and on each subsequent anniversary of the End Date thereafter (each, a “Renewal Date”), the Term shall automatically renew for an additional one (1) year period, unless either you or the Company provides the other party with written notice of non-renewal of the Term at least sixty (60) days prior to the End Date or such Renewal Date, as applicable. Notwithstanding the foregoing, your employment can be terminated by either party providing advance written notice in accordance with Section 5(e). If you remain employed by the Company following the expiration of the Term (including pursuant to a non-renewal thereof), except as otherwise expressly provided herein, your employment relationship with the Company (if any) shall cease to be governed by the terms and conditions of this Agreement and shall be on an at-will basis on such terms as may be prescribed by the Company, unless otherwise agreed to by you and the Company in writing; provided, however, that the provisions of Section 7 below shall survive the expiration or termination of the Term in accordance with their terms.

In all other respects, your Agreement remains in full force and effect.

This First Amendment may be executed in counterparts, each of which will constitute an original and all of which, when taken together with the Agreement, will constitute one agreement. However, this First Amendment will not be effective until the date both parties have executed this First Amendment.

[Signature Page Follows]

Very truly yours,

HANMI FINANCIAL CORPORATION

/s/ Bonita I. Lee

Name: Bonita I. Lee

Title: President and Chief Executive Officer

HANMI BANK

/s/ Bonita I. Lee

Name: Bonita I. Lee

Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Romolo C. Santarosa

Romolo C. Santarosa

Dated: June 30, 2022